Exhibit 99.3

CONSENT OF PROPOSED DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, and in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Citizens & Northern Corporation (“C&N”) relating to the transactions contemplated by the Agreement and Plan of Merger, dated as April 23, 2025, by and between C&N and Susquehanna Community Financial, Inc. (“Susquehanna”), pursuant to which Susquehanna will merge with and into C&N (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto, including post-effective amendments, as a person who is proposed to become a director of C&N upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement and all amendments thereto.

/S/ Christian C. Trate
Christian C. Trate

Date: July 22, 2025